EXHIBIT 99.1

March 16, 2004

Media:	John Sousa or David Byford (713) 767-5800

Analysts:	Katie Pipkin (713) 507-6466

HOWARD B. SHEPPARD APPOINTED TO DYNEGY BOARD OF DIRECTORS

HOUSTON (March 16, 2004) – Dynegy Inc. (NYSE: DYN) today announced that Howard B. Sheppard has been appointed to the company’s board of directors effective immediately.

Sheppard, 58, has served as Assistant Treasurer of ChevronTexaco Corp. since October 2001 and previously served as Assistant Treasurer of Chevron Corp. from February 1988 until October 2001. He has been employed by ChevronTexaco and its affiliates since the merger of Gulf Oil Corp. with Chevron in 1985. Prior to the merger, Sheppard held positions of increasing responsibility at Gulf Oil.

“We are pleased to add Howard to our board of directors and look forward to drawing on his energy industry experience and financial expertise,” said Dynegy Inc. President and Chief Executive Officer Bruce A. Williamson.

Sheppard replaces John S. Watson, 47, as the second ChevronTexaco representative on Dynegy’s board of directors. Watson, who is currently Vice President and Chief Financial Officer of ChevronTexaco, served as a Dynegy director since December 2001.

“John provided sound judgment and strong leadership during a key stage of Dynegy’s self-restructuring,” Williamson said. “I look forward to continuing to work with John through his role as a member of the executive leadership team of Dynegy’s largest customer, supplier and shareholder, ChevronTexaco.”

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HOWARD B. SHEPPARD APPOINTED TO DYNEGY BOARD OF DIRECTORS
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Dynegy’s board of directors totals 13 members. Sheppard and Raymond I. Wilcox, 58, Vice President of ChevronTexaco and President of ChevronTexaco Exploration and Production Company, are directors representing ChevronTexaco.

Dynegy Inc. provides electricity, natural gas, and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately two billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

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